Exhibit 21.0

Subsidiaries of the Registrant

Parent	State or Other Jurisdiction of Incorporation	Percentage Ownership
Madison Bancorp, Inc.	Maryland

Subsidiary
Madison Square Federal Savings Bank	United States	100%

Subsidiary of Madison Square Federal Savings Bank (1)
Madison Financial Services Corporation	Maryland	100%

(1)	The assets, liabilities and operations of the subsidiaries are included in the consolidated financial statements included in this Annual Report on Form 10-K.